Exhibit 99.1


        Identix Reports Fiscal Second Quarter, First Six Months Results

    MINNETONKA, Minn.--(BUSINESS WIRE)--Jan. 25, 2006--

    Identix Incorporated (Nasdaq:IDNX):

    --  48% Product Revenue Growth with 19 Percentage Point
        Improvement in Product Gross Margin

    --  Expects Second Half Fiscal 2006 Revenues of $46 to $52
        Million, Net Income of $0.01 to a Net Loss of $0.03, Before the Effect of Any Restructuring and Merger Related Charges

    Identix Incorporated (Nasdaq:IDNX) today reported financial results for its fiscal 2006 second quarter and first six months ended December 31, 2005. Fiscal 2006 second quarter revenues were up 20% to $22.2 million, when compared to year-earlier second quarter revenues of $18.6 million. The net loss for the fiscal 2006 second quarter was $1.7 million, or $0.02 per share, which includes stock-based compensation expense of $0.2 million due to the Company's adoption of Statement No. 123R on July 1, 2005. This compares to a net loss of $2.8 million, or $0.03 per share, in the fiscal 2005 second quarter.
    Larger and more frequent contract awards across nearly every market segment and product line drove fiscal 2006 second quarter product revenues growth of 48%, to $15.2 million, versus year earlier second quarter product revenues of $10.3 million. As expected, services revenues for the 2006 second quarter declined 16%, to $7.0 million, when compared to year-earlier services revenues of $8.3 million. As discussed in previous quarters, the decline in services revenue is directly related to the Company's strong live scan sales into the federal, state and local markets. Some of the new State- and County-wide awards Identix is winning are for upgrades and replacements of legacy Identix live scan systems, which results in the replacement of legacy maintenance contracts with an initial one year warranty. Identix said it is receiving excellent uptake of maintenance contracts in year two, and the Company expects maintenance revenues to begin to grow in future quarters.
    Overall fiscal 2006 second quarter gross margin improved by nine percentage points to 35% of revenues, compared to year earlier gross margin of 26%. Fiscal 2006 second quarter product gross margin increased by approximately 19 percentage points to 43% of product revenues, when compared to year-earlier product gross margin of 24%. As anticipated, fiscal 2006 second quarter services gross margin was 18% of service revenues, down from services gross margin of 28% in the year-earlier period.
    Revenues for the first six months of the fiscal 2006 year grew 28% to $44.9 million, with a net loss of $2.3 million, or $0.03 per fully diluted share, compared to fiscal 2005 first six months revenues of $35.2 million, with a net loss of $7.6 million, or $0.09 per fully diluted share.
    The Company's balance sheet remains solid with no debt and $32.9 million in cash, restricted cash and marketable securities as of December 31, 2005, down approximately $1.0 million from September 30, 2005.
    Identix President & CEO Dr. Joseph J. Atick commented, "This was an excellent quarter and first six months for Identix where we continued to see a significant increase in end user adoption of our biometric identity management solutions. Continued strong live scan sales, coupled with large ABIS and IBIS wins, led to solid year-over-year growth, expanding gross margins and bottom line improvement. The combination of each of these strongly improving financial metrics led to more than 50% of our year-over-year incremental revenue growth dropping directly to the bottom line.
    "Our 48% product revenue growth, and our expectation that this growth will continue, is supported by more than $13 million in new orders announced during the second quarter," Atick said. "Importantly, product gross margins in the quarter were 43%. Hardware margins have increased from last year and, as software sales continue to play a larger and larger role, we expect to see a trend of sustainable increases in our overall gross margins over the longer term."
    Identix CFO Elissa Lindsoe said, "We believe that in our third quarter of fiscal 2006 we will have reached an inflection point in our services business, and expect services revenues to trend upward going forward. This upward trend in services revenues will initially be driven by Identix Identification Services, which has already won three new statewide contracts this fiscal year. Additionally, we expect our live scan maintenance business to resume revenue growth in future quarters. Importantly," Lindsoe continued, "new maintenance contracts related to these mission critical live scan networks and systems are expected to be more profitable for Identix, as our latest technology requires significantly less maintenance than the legacy systems; some of which are more than 10 years old. Our field service and support staff can now support more systems per individual, which led us to further reduce our field service and support staff by approximately 15 percent in early January."
    "As announced earlier this month," Atick said, "our agreement to combine forces with Viisage (Nasdaq:VISG) is expected to establish one of the world's largest providers of identity management solutions and create the industry's most comprehensive multi-modal biometric platform for securing and protecting personal identities. We believe the combination of Identix' advanced multi-biometric search technology with Viisage's expertise in secure credentials, document authentication and verification will create a global leader in biometric security, providing end-to-end identity solutions for state, local, national and foreign government use, as well as a wide application across the commercial sector. With proven technology, strength of management and services, and marquee customer base, we believe the combined entity has the ability to achieve significant revenue growth and profitability."

    Current Fiscal 2006 Financial Outlook for Continued Growth

    The Company is providing ranges for its financial expectations for its fiscal 2006 third and fourth quarters, which results in expected fiscal 2006 full year revenues of $91 to $97 million, with a net loss of $0.02-$0.05 per share, before the impact of expensing any restructuring and other charges related to the merger with Viisage, as well as approximately $300,000 of severance related to the 15% reduction in field service staff that was taken in January. The Company cautions that these financial expectations are forward-looking statements that fall under the Company's Safe Harbor statement below. The Company cautions that delivery on orders, as well as product mix that may affect gross margin, can move or vary from one quarter to another, which could materially adversely affect the Company's current expectations.

    Fiscal 2006 third quarter ending March 31, 2006:

    -- Fiscal 2006 third quarter revenues are expected to be between $21 to $24 million, with a net loss of $0.01 to $0.03 per share, before any restructuring and merger related charges.

    -- As a percentage of revenue, overall gross margin for the fiscal 2006 third quarter is expected to be in the high 30% range, a significant improvement over year earlier third quarter gross margin of 23%.

    -- Operating expenses for the fiscal 2006 third quarter, including stock option expense, are expected to be approximately $10.3 million, before any severance or restructuring and merger related charges.

    Fiscal 2006 fourth quarter ending June 30, 2006:

    -- Fiscal 2006 fourth quarter revenues are expected to be between $24 to $28 million, with expected net income of breakeven to $0.01, before any restructuring and merger related charges.

    -- As a percentage of revenue, overall gross margin for the fiscal 2006 fourth quarter is expected to be in the low 40% range, up strongly from year earlier fourth quarter gross margin of 26%.

    -- Operating expenses for the fiscal 2006 fourth quarter, including stock option expense, are expected to be approximately $10.7 million, before any restructuring and merger related charges.

    Additional fiscal 2006 second quarter highlights included:

    -- New orders valued at more than $5 million for Identix' facial and fingerprint ABIS biometric matching platform. These orders included the U.S. Department of State (DoS) for the supply and integration of additional Identix biometric knowledge discovery engines into DoS' recently launched visa processing programs, implementation and deployment of fingerprint ABIS in the Middle East to upgrade and expand the Country's existing border security identity management system, and for use in an international country to search newly created and existing registered voter databases.

    -- An order valued in excess of $900,000 from the Minnesota Hennepin County Sheriff's Office (HCSO) to expand HCSO's rollout of Identix' patented IBIS system. Under this order, HCSO has deployed additional IBIS mobile handheld units into the field and will also add a new AFIS interface for expanded search capabilities by its officers. The mobile IBIS handheld units provide officers with the ability to capture and wirelessly transmit fingerprint and facial image data of suspects in the field through the IBIS server. With this rollout of additional units, Minnesota now has more than 150 IBIS handheld units for officer use throughout the State.

    -- Announced contracts with a total value of more than $4.3 million for Identix TouchPrint 3000 Enhanced Definition series live scan full hand and 10-print systems to upgrade and expand statewide and federal live scan networks.

    Conference Call Information

    The Company will host a webcast tomorrow at 9:00 am EST. The webcast will be broadcast live and may be accessed at the Company's website at http://www.shareholder.com/identix/medialist.cfm. To listen to the live webcast, please visit the Identix Investor Relations web site and click on the conference call button at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay will be available at the same location shortly after the call. For those without Internet access, you may call (800) 642-1687, code 4459595, beginning two hours after completion of the call. The telephonic replay will be available until midnight January 31, 2006.

    About Identix Incorporated

    Identix Incorporated (Nasdaq:IDNX) is the world's leading multi-biometric technology company. Identix provides fingerprint, facial and skin biometric technologies, as well as systems, and critical system components that empower the identification of individuals in large-scale ID and ID management programs. The Company's offerings include live scan systems and services for biometric data capture, mobile systems for on-the-spot ID, and backend standards-based modules and software components for biometric matching and data mining. Identix products are used to conduct background checks, speed travel and commerce via secure identification documents, prevent identity fraud in large-scale government and civil ID programs, and control access to secure areas and networks. With a global network of partners, such as leading system integrators, defense prime contractors and OEMs, Identix serves a broad range of markets including government, law enforcement, gaming, finance, travel, transportation, corporate enterprise and healthcare.
    More information on Identix can be accessed via the Company web site at http://www.identix.com.

    Forward-Looking Statements

    The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations and beliefs and are subject to a number of risks and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are subject to uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Risks and uncertainties include, without limitation, those related to: the availability of funding from government and other customers; the readiness of customers to accept delivery of products on a timely basis; the ability of the Company to achieve targeted levels of hardware, software and related component mix; and increasing levels of competition. In addition, such risks and uncertainties include, among others, the following risks: that the merger with Viisage Technology will not close, that the regulatory or shareholders approval will not be obtained, that the closing will be delayed, that customers and partners will not react favorably to the merger, integration risks, the risk that the combined companies may be unable to achieve cost-cutting synergies, and other risks described in Identix' and Viisage's Securities and Exchange Commission filings, including the Registration Statement on Form S-4 to be filed with the SEC in connection with the transaction, Identix' Annual Report on Form 10-K for the year ended June 30, 2005 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Viisage's Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended April 3, 2005, July 3, 2005 and October 2, 2005 under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Neither Identix nor Viisage undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release.

    Additional Information and Where to Find It

    Investors and security holders of both Identix and Viisage are advised to read the joint proxy statement/prospectus regarding the business combination transaction referred to in the material below, when it becomes available, because it will contain important information. Identix and Viisage expect to mail a joint proxy statement/prospectus about the transaction to their respective stockholders. This joint proxy statement/prospectus will be filed with the Securities and Exchange Commission by both companies. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents filed by the companies at the Securities and Exchange Commission's web site at http://www.sec.gov. The joint proxy statement/prospectus and such other documents may also be obtained from Identix or Viisage by directing such requests to the companies.

    Participants In Solicitation

    Viisage, Identix and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information concerning Viisage's participants is set forth in the proxy statement dated, November 21, 2005, for Viisage's special meeting of shareholders held on December 16, 2005 as filed with the SEC on Schedule 14A. Information concerning Identix' participants is set forth in the proxy statement, dated October 6, 2005, for Identix' 2005 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Viisage and Identix in the solicitation of proxies in respect of the merger will be included in the registration statement and joint proxy statement/prospectus to be filed with the SEC.



                         IDENTIX INCORPORATED
            CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
         (Unaudited, In Thousands, Except Per Share Amounts)

                                  Three Months Ended  Six Months Ended
                                     December 31,       December 31,
                                    2005      2004     2005      2004
                                  --------  --------  -------  -------
Revenues:
  Product revenue                $ 15,246  $ 10,284  $30,747  $18,564
  Services revenue                  6,982     8,274   14,148   16,617
                                  --------  --------  -------  -------
      Total revenue                22,228    18,558   44,895   35,181
Cost of revenues:
  Cost of product revenue:
  Excluding the amortization of
   acquired intangible assets       7,662     6,771   14,408   12,278
  Amortization of acquired
   intangible assets                1,046     1,032    2,077    2,065
  Cost of service revenue           5,713     5,925   11,587   12,109
                                  --------  --------  -------  -------
      Total cost of revenue        14,421    13,728   28,072   26,452
Gross margin:
  Product gross margin              6,538     2,481   14,262    4,221
  Service gross margin              1,269     2,349    2,561    4,508
                                  --------  --------  -------  -------
      Total gross profit            7,807     4,830   16,823    8,729
Operating expenses:
  Selling and marketing             2,977     2,903    6,292    5,565
  Research and development          3,162     2,787    6,217    5,316
  General and administrative        3,347     3,113    6,912    6,202
  Amortization of acquired
   intangible assets                  211       253      420      504
  Restructuring and other, net        ---    (1,071)     ---     (620)
                                  --------  --------  -------  -------
      Total operating expenses      9,697     7,985   19,841   16,967
                                  --------  --------  -------  -------
Loss from operations               (1,890)   (3,155)  (3,018)  (8,238)
Interest and other income, net        285       399      510      662
                                  --------  --------  -------  -------
Loss from continuing operations
 before income taxes               (1,605)   (2,756)  (2,508)  (7,576)
(Provision) benefit for income
 taxes                                 64        (9)      38      (22)
                                  --------  --------  -------  -------
Loss from continuing operations    (1,541)   (2,765)  (2,470)  (7,598)
Discontinued operations:
  Gain on sale of IPS, net of
   provision for income taxes        (137)      ---      213      ---
                                  --------  --------  -------  -------
      Income (loss) from
       discontinued operations       (137)      ---      213      ---
                                  --------  --------  -------  -------
Net loss                         $ (1,678) $ (2,765) $(2,257) $(7,598)
                                  ========  ========  =======  =======
Basic and diluted loss per share:
  Continuing operations          $  (0.02) $  (0.03) $ (0.03) $ (0.09)
  Discontinued operations           (0.00)      ---     0.00      ---
                                  --------  --------  -------  -------
  Basic and diluted loss per
   share                         $  (0.02) $  (0.03) $ (0.03) $ (0.09)
                                  ========  ========  =======  =======
Weighted average shares
 outstanding:
  Basic and diluted                89,076    88,591   89,037   88,514
                                  ========  ========  =======  =======



                         IDENTIX INCORPORATED
                     CONSOLIDATED BALANCE SHEETS
                      (Unaudited, In Thousands)

                                                  Dec. 31,   Jun. 30,
                                                    2005       2005
                                                  ---------  ---------

Assets
  Cash and cash equivalents                      $  21,950  $  22,445
  Marketable securities                              9,790      9,753
  Restricted cash                                      249      2,649
  Accounts receivable, net                          21,336     15,376
  Inventories, net                                   7,691      6,340
  Prepaid expenses and other assets                    506        928
                                                  ---------  ---------
        Total current assets                        61,522     57,491

  Restricted cash                                      933        933
  Property and equipment, net                        3,099      1,738
  Goodwill                                         141,213    141,213
  Acquired intangible assets, net                   11,166     13,363
  Other assets                                         296        317
                                                  ---------  ---------
        Total assets                             $ 218,229  $ 215,055
                                                  =========  =========

Liabilities and stockholders' equity
  Accounts payable                               $   9,158  $   6,597
  Accrued compensation                               3,745      3,894
  Other accrued liabilities                          3,475      3,634
  Deferred revenue                                   7,951      6,738
                                                  ---------  ---------
        Total current liabilities                   24,329     20,863

  Deferred revenue, net of current portion           2,857      1,947
  Other liabilities                                    147        159
                                                  ---------  ---------
        Total liabilities                           27,333     22,969

  Stockholders' equity
    Common stock                                       891        889
    Additional paid-in capital                     553,572    552,507
    Accumulated deficit                           (363,416)  (361,159)
    Accumulated other comprehensive loss              (151)      (151)
                                                  ---------  ---------
        Total stockholders' equity                 190,896    192,086
                                                  ---------  ---------
        Total liabilities and stockholders'
         equity                                  $ 218,229  $ 215,055
                                                  =========  =========




    CONTACT: Identix Incorporated, Minnetonka
             Investor Relations:
             Damon Wright, 952-979-8485
             damon.wright@identix.com